Exhibit 99.1

Heidrick & Struggles Enters into Exclusive Agreement with Business Talent Group to Offer High-Impact, On-Demand Executive Talent Solutions

New Collaboration Provides Heidrick Clients Seamless Access to BTG’s Pool of Top-tier Independent Professionals for Specialized Project-based Work

CHICAGO and LOS ANGELES, Jan. 15, 2019 – Heidrick & Struggles (Nasdaq: HSII), the premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services globally, today announced an exclusive collaboration with Business Talent Group (BTG), the leading high-end marketplace for on-demand independent talent. With this agreement, Heidrick & Struggles will offer its clients seamless access to BTG’s pool of top independent business professionals – on demand – for critical, project-based assignments.

Once reserved for temporary backfill work or emergency support, independent professionals and consultants are now an essential strategic resource for many of today’s leading companies and executives. The BTG marketplace connects Fortune 1000 companies – including more than 40% of the Fortune 100 – with vetted, high-end executives, subject matter experts and independent management consultants to help them work smarter, faster and more flexibly on high-priority business initiatives.

“Executives are increasingly looking for flexible, agile workforce solutions to help them manage complex interim projects, such as conducting a market assessment or overhauling a core supply chain process,” said Krishnan Rajagopalan, President and CEO, Heidrick & Struggles. “BTG is a leader and an innovator when it comes to sourcing highly experienced independent professionals and, much like Heidrick, BTG is focused on delivering those talent solutions to senior executives and the C-suite. With this collaboration, we are creating yet another way to help the companies we work with, as well as the permanent candidates we place, be more successful by providing high-end talent solutions that can help them fulfill their most pressing business needs.”

BTG’s pool of highly skilled independent talent consists of top business professionals and consultants who are experts in their fields and have deep experience and knowledge in distinct industry and functional practice areas. BTG’s unique model blends proprietary technology and talent data – including the private and secure First Look TM project-bidding platform – with a dedicated in-house client service team and rock-solid corporate practices to deliver on-demand independents at the best pricing available.

Jody Miller, BTG Co-Founder and CEO, stated, “BTG has pioneered new models and platforms that seamlessly connect highly specialized independent talent with top global companies. Our high-end talent-sourcing marketplace perfectly complements Heidrick & Struggles’ world-class executive search and consulting capabilities. Together, we will empower Heidrick clients to identify, access and integrate the right talent at the right time to help them execute critical, project-based work. In today’s ever-changing business environment, our new collaboration further validates the evolving models of talent deployment that are becoming more and more prevalent and demonstrates Heidrick’s and BTG’s leadership in enabling innovative companies to capitalize on them.”

BTG’s 2019 High-End Independent Talent Report shows an increasing number of Fortune 1000 companies are tapping independent talent to help close critical gaps across their existing internal resources. According to BTG’s analysis, leading companies are turning to independent professionals for cutting-edge skills to supplement their internal resources, pursue new business opportunities and execute a range of specialized mission-critical projects. Data from the report shows that the greatest need for top-tier independent talent was in Market Analysis, Growth Strategy and Project Leadership and Management. This finding is consistent with new research from the Association of Talent Development (ATD) showing that 83% of organizations report skills gaps that threaten their organization’s ability to prepare for the future; the gaps are particularly acute in high-demand fields such as biotech, IT and marketing, where independent professionals have emerged as a powerful solution to this problem.

To learn more about the most in-demand and fastest growing skills among top independent professionals, view the full report here.

About Heidrick & Struggles

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

About Business Talent Group

Business Talent Group (BTG) is the leading marketplace meeting the growing demand for high-end, on-demand talent. BTG connects leading companies with a global dynamic talent pool of independent management consultants, subject matter experts, and executives to solve their biggest business challenges – on-site or remote, part-time or full-time, individuals or teams, anywhere in the world. More than 40% of the F100 trusts BTG to curate, vet, and deliver legally compliant independent talent that fuel growth, agility, innovation, and performance improvement. For more information, visit www.businesstalentgroup.com and join the conversation on Twitter and LinkedIn.

Media Contacts:

Heidrick & Struggles

Nina Chang

nchang@heidrick.com

Business Talent Group

Nyssa Kourakos

nyssa@nkstrategies.com